Exhibit 3.50

tJJe[aware PAGE 1 "Ifie :First State I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "ENSCO CORPORATE RESOURCES LLC", FILED IN THIS OFFICE ON THE SEVENTH DAY OF DECEMBER, A.D. 2009, AT 12:33 O'CLOCK P.M. 4761123 8100 091073840 You may verify this certificate online at corp.delaware.gov/authver.shtml Jeffrey W. Bullock, Secretary of State C TION: 7680685 DATE: 12-07-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:37 PM 12/07/2009
FILED 12:33 PM 12/07/2009
SRV 091073840 - 4761123 FILE

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
OF
ENSCO CORPORATE RESOURCES LLC

1. The name of the Limited Liability Company is ENSCO Corporate Resources LLC.

2. The name and address of its registered agent in the State of Delaware is: The Corporation Trust Company (CT Corporation System), Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ENSCO Corporate Resources LLC this 7th day of December, 2009

David A. Armour
Authorized Person

F:USERS\jenglish\Office\ENSCO Corporate Resources LLC\Formation Certificate.12.09